Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated February 28, 2022, relating to the consolidated financial statements of Mirion Technologies, Inc. and subsidiaries appearing in the Annual Report on Form 10-K of Mirion Technologies, Inc. for the period from July 1, 2021 to October 19, 2021 and period from October 20, 2021 to December 31, 2021. We also consent to the reference to us under the heading "Experts" in such Registration Statement.
/s/ Deloitte & Touche LLP
Atlanta, GA
November 17, 2022